Exhibit 99.1

CONTACTS:	Investor Relations: Leslie Hunziker (239) 552-5700
lhunziker@hertz.com

Media:
Richard Broome
(201) 307-2486
rbroome@hertz.com

HERTZ ADOPTS ONE-YEAR SHAREHOLDER RIGHTS PLAN

PARK RIDGE, NJ, DECEMBER 30, 2013 – Hertz Global Holdings Inc. (NYSE: HTZ) (“Hertz” or “the Company”) today announced that its board of directors has unanimously adopted a one-year shareholder rights plan (the “Rights Plan” or “Plan”).

Hertz has observed unusual and substantial activity in the Company’s shares.  This Rights Plan is intended to ensure that the board remains in the best position to perform its fiduciary duties and to enable all Hertz shareholders to receive fair and equal treatment. It is also designed to allow all Hertz shareholders to realize the long-term value of their investment by reducing the likelihood that any person or group would gain control of Hertz through open market accumulation without appropriately compensating the Company’s shareholders for such control or providing the board sufficient time to make informed judgments.

Hertz board and management team are focused on enhancing shareholder value, and the board believes the Rights Plan will preserve the Company’s ability to continue implementing its strategic initiatives to drive improved returns and value creation. These initiatives include the integration of Dollar Thrifty, expanding Hertz’s off-airport footprint, the introduction of new brands to meet consumer needs, building on the Company’s success with Donlen leasing, the roll-out of new rental technology, the Company’s Lean cost management programs, and the evaluation of potential changes to the Company’s operating structure and capital allocation to further support the Company’s long-term strategy.

While it is the Company’s policy not to comment on specific discussions with shareholders, the Company has had dialogue with a number of shareholders and welcomes their input towards the goal of enhancing shareholder value.

The Rights Plan, which was adopted following evaluation and consultation with the Company’s outside advisors, is similar to plans adopted by numerous publicly traded companies and was not adopted in response to any specific takeover bid or other proposal to acquire control of the Company.

Pursuant to the Plan, Hertz is issuing one preferred share purchase right for each current share of common stock outstanding at the close of business on January 9, 2014. Initially, these rights will not be exercisable and will trade with the shares of Hertz’s common stock.

Under the Rights Plan, the rights will generally become exercisable only if a person or group acquires beneficial ownership of 10 percent or more of the Company’s common stock  (15 percent or more in the case of passive institutional investors filing on Schedule 13G as described in the Rights Plan). In that situation, each holder of a right (other than such person or members of such group, whose rights will become void and will not be exercisable) will be entitled to purchase, at the then-current exercise price, additional shares of common stock having a value of twice the exercise price of the right.

In addition, if after a person or group acquires 10 percent or more of the Company’s common stock (15 percent or more in the case of passive institutional investors filing on Schedule 13G as described in the Rights Plan), the Company merges into another company, an acquiring entity merges into the Company or the Company sells or transfers more than 50% of its consolidated assets or earning power, then each right will entitle its holder to purchase, for the exercise price, a number of shares of common stock of the person engaging in the transaction having a then-current market value of twice the exercise price.

In all cases, rights held by any person or group whose actions trigger the Rights Plan would become void and not be exercisable.

The Company’s board of directors may redeem the rights for $0.001 per right at any time before an event that causes the rights to become exercisable.

Details about the Rights Plan will be contained in a Form 8-K to be filed by Hertz with the U.S. Securities and Exchange Commission.

Hertz has engaged BofA Merrill Lynch and Barclays as financial advisors, and Cravath, Swaine & Moore LLP as legal counsel.

About Hertz

Hertz operates its car rental business through the Hertz, Dollar and Thrifty brands from approximately 10,400 corporate, licensee and franchisee locations in North America, Europe, Latin America, Asia, Australia, Africa, the Middle East and New Zealand. Hertz is the largest worldwide airport general use car rental brand, operating from approximately 8,800 corporate and licensee locations in approximately 150 countries. Hertz is the number one airport car rental brand in the U.S. and at 111 major airports in Europe. Dollar and Thrifty have approximately 1,580 corporate and franchisee locations in approximately 80 countries. Hertz is an inaugural member of Travel + Leisure’s World’s Best Awards Hall of Fame and  was recently named, for the thirteenth time, by the magazine’s readers as the Best Car Rental Agency. Hertz was also  voted the Best Overall Car Rental Company in Zagat’s 2012/13 U.S. Car Rental Survey, earning top honors in 14 additional  categories, and the Company swept the global awards for Best Rewards Program and Best Overall Benefits from  FlyerTalk.com. Product and service initiatives such as Hertz Gold Plus Rewards, NeverLost®, and unique cars and SUVs  offered through the Company’s Adrenaline, Prestige and Green Traveler Collections, also set Hertz apart from the  competition. Additionally, Hertz owns the vehicle leasing and fleet management leader Donlen Corporation and operates the Hertz On Demand car sharing business. The Company also owns a leading North American equipment rental business, Hertz  Equipment Rental Corporation, which includes Hertz Entertainment Services.

Forward Looking Language

Certain statements contained in this press release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that the Company believes are appropriate in these circumstances. We believe these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results. These forward-looking statements involve risks, uncertainties and assumptions, including, but not limited to, whether the Rights Plan will have its intended effects. Many factors could affect our actual financial and operating results and could cause actual results to differ materially from those expressed in the forward-looking statements, due to a variety of important factors, both positive and negative.

 Additional information concerning these factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The Company therefore cautions you against relying on these forward-looking statements. All forward-looking statements attributable to the Company or persons acting on the Company’s behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.